Exhibit 99.1

IDCC Leadership Transition Press Release

FOR IMMEDIATE RELEASE

InterDigital Announces Leadership Transition

William J. Merritt to Retire After 25 Years at the Company

Liren Chen Appointed President and CEO

WILMINGTON, Del., March 16, 2021 – InterDigital, Inc. (NASDAQ: IDCC), a mobile and video technology research and development company, today announced that William J. Merritt will retire effective April 5, 2021, after 25 years at the company and nearly 16 years as President and CEO. Mr. Merritt will also step down from the company’s Board of Directors. InterDigital announced the appointment of industry veteran Liren Chen as the company’s next President and CEO effective April 5, 2021. Mr. Chen will also be appointed to the InterDigital Board as a director. Mr. Merritt has agreed to provide certain consulting services in order to facilitate an orderly transition.

“There is no question that Bill’s leadership has been outstanding and the Board thanks him for his years of great contributions as he looks forward to the next chapter in his life. After a thoughtful and thorough search process, the Board of Directors determined that Liren Chen’s proven expertise and leadership skills make him the best CEO to lead InterDigital forward,” said S. Douglas Hutcheson, Chairman of the Board. “Liren’s tenured and successful career at one of the world’s most innovative technology companies speaks for itself. His years of IP licensing, global business expertise, and technical capabilities are a unique combination that aligns perfectly with InterDigital’s opportunities. The Board is pleased that he has agreed to take the helm at a time of great opportunity for InterDigital, and we look forward to working with Liren to build on our company’s strong momentum.”

Mr. Chen joins InterDigital from industry leader Qualcomm, where he was Senior Vice President and Global Head of IP, Legal Counsel. He is an accomplished senior executive, who brings more than 25 years of industry experience in the areas of greatest importance to the company. He has a deep understanding of the legal, business and industry environments that affect the development of technology and IP licensing worldwide, and has been extensively involved in rolling out 4G and 5G license programs with the top mobile phone manufacturers around the world. As an established expert in global IP strategy, Mr. Chen has successfully developed, implemented and defended IP licensing throughout his career. He is also a successful innovator and is co-inventor on more than 120 patents worldwide.

"I am honored to become InterDigital’s next President and CEO,” said Liren Chen. “I have tremendous respect for the InterDigital Board and management team and recognize the important role InterDigital has been playing to develop the fundamental technologies that enable 4G and 5G cellular systems and advanced multimedia systems. I am fully committed to building on InterDigital’s track record of success and innovation and continuing to deliver value for all stakeholders.”

“I am profoundly appreciative of the experiences and opportunities I have had here at InterDigital,” said Merritt. “Working with so many talented people, it has been the thrill of a lifetime to build a company that   is ranked among the leaders in standards-focused wireless and video technologies, and is also an undisputed thought leader in fair licensing practices. I am also very excited about the company’s expansion into new technology areas. We have built a great platform and I wish Liren great success in driving the company’s growth for years to come.  Having had a chance to work closely with him during the search process, I am confident he has the skills, temperament, and the passion to be a great leader for the organization.”

Doug Hutcheson continued, "On behalf of our entire Board, I want to thank Bill for his countless contributions to the company over the course of his distinguished career, including working with the Board over the last number of months to ensure a smooth transition. Under his leadership, InterDigital has stood at the forefront of our industry. Bill has played an instrumental role in executing on the vision that has set us apart from other research-backed licensing companies. Through his years of hard work and dedication, Bill has built a terrific team and a great business, positioning us well for the future. We wish him all the best in his retirement.”

About Liren Chen
Liren Chen has 25 years of experience in the technology industry with a focus on IP and licensing.  Most recently, Mr. Chen led technology, product management, IP strategy, and global ecosystem development for Qualcomm Technology Licensing. He oversaw Qualcomm’s worldwide IP (patent, trademark, copyright and open source) portfolio. Mr. Chen has overseen the creation and successful execution of Qualcomm’s technology-driven IP strategy, as well as multiple IP acquisitions and integration.

Mr. Chen has held a number of leadership positions over the course of his career. He is an established IP and technology expert, who has successfully helped Qualcomm defend its business model. Mr. Chen has also held multiple engineering and R&D leadership positions at Qualcomm and worked on multiple wireless communication systems. He holds 28 granted patents in the U.S. and over 120 granted patents worldwide.

Mr. Chen earned a bachelor’s degree in Automation from Tsinghua University, Beijing; an M.S.E.E. from the University of Maine; an M.B.A. from San Diego State University; and a J.D. degree from the University of San Diego. He has also completed the executive IP and Business Strategy program at Harvard University. Chen is a licensed member of the California Bar.

About InterDigital®
InterDigital develops mobile and video technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks, better video delivery, and richer multimedia experiences years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading technology companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.

InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.

Contact:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (302) 300-1857